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                                                                   EXHIBIT 23(b)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated May 13, 1998, included in BB&T Corporation's Form 8-K dated May 13, 1998, and to all references to our firm included in this registration statement. Our report dated January 14, 1998, included in BB&T Corporation's financial statements previously filed on Form 10-K and incorporated by reference in this registration statement is no longer appropriate since restated financial statements have been presented giving effect to a business combination accounted for as a pooling-of-interests.


                                    /s/ Arthur Andersen LLP

Charlotte, North Carolina
May 19, 1998.